Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Virgin Galactic Holdings, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-235750), pertaining to the 2019 Incentive Award Plan, of our report dated March 1, 2021, with respect to the consolidated balance sheets of Virgin Galactic Holdings, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10-K of Virgin Galactic Holdings, Inc.

Our report contains an explanatory paragraph related to Virgin Galactic Holdings, Inc.’s change in method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP
Los Angeles, California
March 1, 2021